UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):         September 11, 2012

Vitamin Blue, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54247	33-0858127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 West 18th Street, Costa Mesa, CA  92627
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 645-4592

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 3  –  Securities and Trading Markets

Item  3.02   Unregistered Sales of Equity Securities.

On September 7, 2012, the Vitamin Blue, Inc. (“Vitamin Blue” or the “company”) Board of Directors authorized the issuance of an aggregate of 20,000,000 shares of authorized, but previously unissued common stock.  The securities were issued on September 11, 2012 to Jonathan Brennan, an individual pursuant to the terms of a service agreement with Noobis, Inc., in consideration for services performed or to be performed in connection with the design, maintenance and support of the company’s website.  The value of the consideration was determined to be approximately $40,000, based upon the services performed or to be performed under the service agreement.

On September 11, 2012, the Board of Directors authorized the issuance of 11,000,000 shares of authorized, but previously unissued common stock.  The securities were issued on September 12, 2012 to James Yeung, an individual, pursuant to the conversion of certain outstanding convertible promissory notes in the amount of $13,200, or $0.0012 per share.  The notes represent company debts from March 2010 and April 2010.

The shares of the above referenced common stock were issued in private, isolated transactions to two persons familiar with and having knowledge of the company’s business.  In issuing the shares, the company relied on the exemption from registration under the Securities Act of 1933 provided by   Section 4(2) of that Act.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Blue, Inc.

Date: September 17, 2012	By: /S/ Frank D. Ornelas
Frank D. Ornelas
President